EXHIBIT 10.21

THIRD AMENDMENT

TO

ZIONS BANCORPORATION PAYSHELTER 401(k)

AND EMPLOYEE STOCK OWNERSHIP PLAN

This Third Amendment to Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 1ST day of June, 2004, by Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been restated and amended in its entirety effective January 1, 2003; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Employer now desires to amend the Plan in order to clarify certain expenses as chargeable to individual participant accounts,

NOW THEREFORE, in consideration of the foregoing premises the Employer adopts the following amendments to the Plan as follows (changes are noted by bold italics):

1.	Section 14.06 is amended to read as follows:

14.06 Liability for Plan Expenses: The Plan specifically permits the payment of Plan administration and operation expenses from the Plan’s Trust Fund. Moreover, the Plan also permits the allocation of certain administration expenses to an individual Participant’s Account whenever an expense can be specifically determined and the Participant’s Account identified which gives rise to the expense. Expenses not attributable to particular Participant

Accounts but nevertheless payable from the Trust Fund may be allocated among all Participant Accounts pro rata, or by any other appropriate method. The Plan Sponsor shall determine in its sole discretion the extent to which Plan administration and operation expenses shall be paid from the Trust Fund or from individual Participant Accounts, provided that all such payments and charges shall comply with ERISA and all regulations and other guidance issued by the Department of Labor. The Plan Sponsor shall be entitled to reimbursement from the Plan for payment of all Plan expenses advanced by the Plan Sponsor (whether charged to an individual Participant’s Account or the Trust Fund as a whole) that are reasonably subject to reimbursement pursuant to ERISA and DOL regulations and other guidance, provided that no reimbursement to the Plan Sponsor shall be made with respect to any charge applicable to an individual Participant’s Account unless the Participant has been previously informed through a summary plan description or similar document that his or her Account may be subject to such charges.

2.	The first paragraph of Section 20.10 is amended to read as follows:

20.10 Qualified Domestic Relations Orders: Section 20.09 shall apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant, Former Participant or Beneficiary pursuant to a Domestic Relations Order, unless such Domestic Relations Order is determined to be a Qualified Domestic Relations Order (“QDRO”). In the event the Plan, the Trustee, or the Plan Administrator receives a Domestic Relations Order, the Plan Administrator shall promptly notify the Participant, Former Participant or Beneficiary whose benefit is the subject of such order and provide him with a copy of the Plan’s written procedures for administering QDROs. Administration expenses incurred by the Plan with respect to the QDRO (including costs associated with review and determination of the order as a valid QDRO) shall be chargeable to the individual Participant’s Account. Unless and until the order is set aside, the following provisions shall apply:

3.	This Third Amendment shall be effective January 1, 2004, and for Plan Years commencing thereafter, unless another effective date is specified herein.

IN WITNESS WHEREOF, the Employer has caused this Third Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION

By:	/s/ Merrill Wall
Its: